EXHIBIT 99.1

Nevada Gold Announces Departure of President and Chief
Operating Officer

HOUSTON, Jan. 28, 2008 (PRIME NEWSWIRE) -- Nevada Gold & Casinos, Inc. (AMEX:UWN) today announced that, effective March 1, 2008, Jonathan A. Arnesen will resign as President and Chief Operating Officer to accept a position with The Jumeirah Group as Managing Director of Asia Asia, a multi-billion dollar hospitality, shopping and entertainment destination being developed by BAWADI. The Company does not expect to name a replacement and his responsibilities will be assumed by Robert Sturges, Chief Executive Officer, who has recently signed a three year contract extension.

Robert Sturges, Chief Executive Officer of Nevada Gold, stated, "We wish John well in his new endeavor and appreciate his contributions in assisting us with the repositioning of Nevada Gold. While we are disappointed to see him depart, we recognize that he has been presented with a compelling and unique opportunity to develop a world-class hospitality and entertainment venue for Asia Asia, and wish him all the best in his future pursuits."

Jonathan Arnesen, President and Chief Operating Officer, added, "My time at Nevada Gold has been professionally gratifying and I have enjoyed being a part of this management team. The Company faces several exciting growth prospects but I ultimately decided to pursue an internationally-focused career path with a company that recruited me specifically for my significant pre-opening expertise with large-scale hospitality and entertainment properties. I wish Nevada Gold all the best as they execute their strategic initiatives and move forward into the next phase of their growth."

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (AMEX:UWN) of Houston, Texas is a developer, owner and operator of gaming facilities and lodging entertainment facilities in Colorado and California. The Company recently reached an agreement to acquire the Horizon Casino Hotel in Vicksburg, Mississippi. Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. The Company also works with Native American tribes in a variety of capacities. Native
American projects consist of a casino to be built in Pauma Valley, California for the La Jolla Band of Luiseno Indians and a casino to be developed by Buena Vista Development Company, LLC in the city of Ione, California for the Buena Vista Rancheria of Me-Wuk Indians. For more information, visit www.nevadagold.com

The Nevada Gold & Casinos, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=1552

CONTACT: Nevada Gold & Casinos, Inc.
Robert B. Sturges
(713) 621-2245

Integrated Corporate Relations
Don Duffy
(203) 682-8215